EXHIBIT 99.1

March 16, 2006

James J. Groberg
200 East 66th St.
Apt. B604
New York, NY 10021

RE:   EMPLOYMENT/CONSULTING AGREEMENT

Dear Jim:

In accordance with our agreement, and in consideration of the mutual promises and conditions contained herein, this letter agreement (this “Agreement”), when fully executed, will constitute the terms governing the continuation of your employment with Volt Information Sciences, Inc. and its subsidiaries (collectively “Volt”), the termination of such employment and your engagement by Volt as a consultant.

1.	EMPLOYMENT AND TERMINATION OF EMPLOYMENT.

(a)	You hereby resign, effective immediately, from your position as Chief Financial Officer of Volt.

(b)	Notwithstanding your resignation as Chief Financial Officer as provided in Paragraph 1(a) hereof, subject to the terms and conditions specified in this Agreement, your employment with Volt shall continue, as Senior Vice President and as advisor to Volt’s Chief Executive Officer, through March 31, 2007 (the “Term of Employment”), at which time your employment with Volt shall cease. During the Term of Employment, you agree to devote your services to Volt to the best of your ability, using your best efforts to promote the interests and business of Volt. You agree not to engage in any type of activity which is or may be contrary to the welfare, interests, business or benefit of Volt or the business conducted by Volt.

(c)	In consideration for the services to be provided by you hereunder during the Term of Employment:

(i)	Volt will continue to pay to you your salary, at the current annualized rate through December 31, 2006, in accordance with Volt’s normal payroll practices;

(ii)	Volt will pay to you salary at the annualized rate of $200,000 from January 1, 2007 until March 31, 2007, in accordance with Volt’s normal payroll practices.

(iii)	You shall continue to participate in Volt’s employee benefits programs, on such terms as presently exist; provided, however, that nothing contained in this Paragraph 1(c) shall be deemed to prohibit Volt from changing its employee benefits programs, and, if effected, such changes will be applicable to you; and

(iv)	You shall be reimbursed for all ordinary and necessary business expenses you incur in connection with the performance of your services upon timely submission of receipts and other documentation as required by the Internal Revenue Code and in conformance with Volt’s normal procedures.

(d)	Upon the expiration of the Term of Employment, you may elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161, et.seq. All premium costs associated with such continuation of coverage will be paid by you on a monthly basis for so long as, and to the extent that, you remain eligible for COBRA continuation. You should consult the COBRA materials to be provided by Volt for details concerning these benefits. Payment of your salary and all other benefits will cease upon the expiration of the Term of Employment.

2.	CONSULTING ENGAGEMENT

(a)	Upon the expiration of the Term of Employment, subject to the terms and conditions specified in this Agreement, Volt hereby agrees to engage you to perform services for Volt in the capacity as a consultant, and you hereby agree to accept such engagement.

(b)	Your engagement as a consultant to Volt shall commence on April 1, 2007 and shall terminate at the close of business on December 31, 2009 (such period being hereinafter referred to as the “Consulting Term”).

(c)	During the Consulting Term, you shall serve as a consultant to Volt and perform such independent advisory and consulting services as the management of Volt may from time to time reasonably request and at such locations as may be reasonable considering the necessities of the assignment and the nature of Volt’s business, with which you are familiar, including, but not limited to, the representation of Volt at meetings and hearings. During the Consulting Term you agree to devote your consulting services when requested by Volt to the best of your ability, using your best efforts to promote the interests and business of Volt. During the Consulting Term you agree not to engage in any type of activity which is or may be contrary to the welfare, interests, business or benefit of Volt or the business conducted by Volt.

(d)	During the Consulting Term, in consideration for the services to be provided by you hereunder:

(i)	Volt shall, on a quarterly basis and within 10 days after the beginning of each calendar quarter, pay you a consulting fee at the annual rate of $200,000 in calendar years 2007 and 2008;

(ii)	Volt shall, on a quarterly basis and within 10 days after the beginning of each calendar quarter, pay you a consulting fee at the annual rate of $100,000 in calendar year 2009; and

(iii)	You shall be reimbursed for all ordinary and necessary business expenses you incur in connection with the performance of your services upon timely submission of receipts and other documentation as required by the Internal Revenue Code and in conformance with Volt’s normal procedures.

(e)	Volt and you acknowledge and agree that, in connection with your engagement as a consultant:

(i)	It is intended that your engagement is as an independent contractor, and that, subject to Paragraph 1 hereof, nothing in this Agreement will be interpreted or construed as creating or establishing the relationship of employer and employee, agency, partnership, or joint venture between Volt and you. You are not being engaged on a full-time or exclusive basis and, except as limited in this Agreement, you will retain the right to perform services for the general public during the Consulting Term;

(ii)	Volt will not control and will have no right to control the manner, means or method by which you perform services. However, Volt will have the right to exercise general supervision over the results to be derived from your services and the date by which such services will be completed, and will determine whether such services were satisfactory to Volt; and

(iii)	You will bear sole responsibility for payment on your own behalf of any federal, state or local income or employment tax or withholding, unemployment insurance, workers compensation insurance, liability insurance, health insurance, retirement or other welfare or pension benefits, and/or other payments and expenses. You agree to indemnify and hold the Company harmless in respect of all such payments claimed or assessed by any taxing authority, including reasonable attorneys’ fees. You understand and agree that you are not eligible for, and hereby waive any claim to, wages, compensation incentives, health coverage or any other benefits provided to employees of Volt except as provided in paragraph 1 of this Agreement. You and Volt hereby acknowledge and agree that your engagement as a consultant does not constitute a hiring or employment agreement by either party. You will not be eligible to participate in the Company’s employee benefit plans or programs and will have no authority to enter into or incur any obligation or liability on Volt’s behalf.

3.	PAYMENT TO CAROL ANN GROBERG. In the event of your death during the Term of Employment or Consulting Term and upon delivery of proof of death, Volt shall continue to make payment of the remuneration due hereunder to Carol Ann Groberg (“Mrs. Groberg”)

through the expiration of the Consulting Term upon receipt prior to each payment from Mrs. Groberg of proof that she is alive (for example, by personal communication with designated individuals at Volt or, upon request if she no longer resides in New York, by delivering a doctor’s certificate to Volt and, if she no longer resides in the United States, by delivering a certificate to that effect from the United States embassy) and her then current address and telephone number; provided, however, that such payments to Mrs. Groberg shall cease immediately upon her death, in the event Mrs. Groberg dies prior to the expiration of the Consulting Term.

4.	CONFIDENTIALITY PROVISIONS

(a)	Confidential Information. For purposes of this Agreement, the term Confidential Information” includes, but is not limited to, all of the following information and materials, whether in written, oral, magnetic, photographic, optical or other form and whether now existing, or developed or created during the period of your employment or engagement as a consultant with Volt:

(i)	Business Methods. Internal business methods, procedures and plans, including analytical methods and procedures, licensing techniques, processes and equipment, technical and engineering data, vendor names and information, purchasing information, financial information (including Company prices, royalties, profit margins, fees and rates for products and services and other billing and collection information), service and operational manuals and documentation therefore, ideas for new products and services and other such information as relates to the way Volt conducts its business and which is not generally known to the public or in the industries and trades in which Volt competes.

(ii)	Marketing Plans, Employees, Vendors and Customer Lists. Any and all customer and marketing information and materials, such as (a) strategic data, including marketing and development plans, forecasts and forecast assumptions and volumes, and future plans and potential strategies of Volt which have been or are being discussed; (b) financial data, including price and cost objectives, pricing policies and procedures and price quoting policies and procedures; and (c) company data, including vendors, employees, names and addresses and compensation of employees, or any other information concerning Volt employees or former employees or others who perform or performed services to Volt, customer lists, names of existing, past or prospective customers, data provided by or about such customers, customer service information and materials, data about the terms, conditions and expiration dates of existing contracts with customers and the type and quantity of services rendered by customers of Volt.

(iii)	Intellectual Property. Any and all information regarding any computer software, hardware, inventions, designs, processes, notations, improvements, know-how, goodwill, reputation, trade names, trade marks, logos, devices, plans, models, specifications, and anything else subject to trademark, copyright or patent.

(iv)	Information Not Generally Known. Any and all information not generally known to the public or within the industries and trades in which Volt competes and which has been designated or treated as proprietary and confidential by Volt.

(v)	Exclusions. Confidential Information shall not include information that is (i) in the public domain through no fault of yours, (ii) rightfully received from a third party without any obligation of confidentiality, (iii) generally made available to third parties without any restriction on disclosure, or (iv) disclosed by you under compulsion of a valid order by a court or other governmental authority, provided that Volt is provided with a reasonable opportunity to seek protective legal treatment for such information.

(b)	Your Covenants as to Confidential Information. As a result of your employment and engagement as a consultant by Volt, you have had and will have during the Term of Employment and the Consulting Term access to Confidential Information that is proprietary to Volt, highly sensitive in nature and constitutes trade secrets of Volt. Further, you occupy a position of trust and confidence with respect to Volt’s business and affairs. Accordingly, as a material inducement for Volt’s employment of you as an employee and engagement of you as a consultant hereunder, you agree to take the following steps to preserve the confidential and proprietary nature of the Confidential Information:

(i)	No Disclosure. During and after your employment by and service as a consultant to Volt during the Term of Employment and the Consulting Term hereunder, you will not (i) use, disclose or otherwise permit any person or entity access to any of the Confidential Information other than as required for the benefit of Volt in the performance of your duties hereunder, or (ii) sell, disclose or otherwise exploit, on behalf of yourself or any other person, firm or entity, by the rendering of services or otherwise, any products or services which embody in whole or in part any Confidential Information.

(ii)	Prevent Disclosure. During and after your employment and engagement by Volt and service as a consultant to Volt during the Term of Employment and the Consulting Term hereunder, you will take all reasonable precautions to prevent disclosure of the Confidential Information to other persons or entities and will comply with all Company policies and directives from time to time in effect with regard to preserving and protecting the Confidential Information.

(iii)

Return of Confidential Information. Upon termination of your employment or engagement as a consultant with Volt for any reason or at the request of Volt at any time, and under any circumstance, you will deliver to Volt all materials embodying the Confidential Information, including any documents, records, listings, notes, data, sketches, drawings, memoranda, models, accounts, reference materials, samples and machine-readable media that in any way relate to the Confidential Information. Further, you will not retain any copies of the above materials. If any Confidential Information is stored on one or more computers or similar devices, you shall make a copy of all such Confidential Information in either print or electronic format, as determined by Volt in its sole discretion, and deliver such copy to Volt. You shall then delete all Confidential Information stored on all relevant computers and devices, unless Volt instructs you otherwise.

5.	NON-DISPARAGEMENT. You further agree that you will not, at any time, orally or in writing, disparage, denigrate or defame the Company, or any shareholder or parent corporation, partner, subsidiary or affiliate of the Company or their respective products, services or business conduct, or otherwise impugn the reputation of the Company, or any shareholder, parent corporation, partner, subsidiary or affiliate of the Company, or that of any of their respective directors, officers, affiliates, agents, employees or representatives. The Company agrees that it will not, orally or in writing, disparage, denigrate or defame you or otherwise impugn your reputation and will not authorize any shareholder or parent corporation, partner, subsidiary or affiliate of the Company to disparage, denigrate or defame you or otherwise impugn your reputation.

6.	NON-SOLICITATION AND NON-COMPETITION. You recognize and acknowledge that Volt has expended considerable resources in the acquisition, development and accumulation of confidential information regarding its business operations, trade secrets, proprietary information, customer and vendor contacts, customer and vendor good will and customer and vendor loyalty. You further recognize and acknowledge that by reason of your employment with and engagement as a consultant to Volt, you have and will come to possess valuable and proprietary information integral to Volt’s business and ability to compete, including information with regard to Volt’s products and services, business plans, competitive profile and strategies. Accordingly, in furtherance of Volt’s legitimate interest in protecting its confidential information and customer good will, you covenant and agree as follows:

(a)	Non-Solicitation of Employees. During your employment and engagement as a consultant by Volt during the Term of Employment and the Consulting Term and for a period of twenty four (24) months following the termination of the Consulting Term for any reason and under any circumstance, you shall not, directly or indirectly, solicit any employee of Volt nor encourage any such employee to leave the employment of Volt.

(b)	Non-Solicitation of Customers and Vendors. During your employment and engagement as a consultant by Volt during the Term of Employment and the Consulting Term and for a period of twelve (12) months following the termination of the Consulting Term for any reason and under any circumstance, you shall not, directly or indirectly, solicit or encourage any actual or prospective client, vendor or customer of Volt to divert all or any part of its business from Volt to a “Competitor” of Volt. A “Competitor” of Volt is defined as an entity or individual that is engaged in the business of providing any services performed by Volt as described in more detail in Volt’s Annual Report on Form 10-K as filed with the United States Securities and Exchange Commission.

(c)	Non-Competition Obligations. You acknowledge that Volt’s business is highly innovative and competitive, and that the Confidential Information which you will come to possess during your employment and engagement with Volt involve valuable and proprietary information integral to Volt’s business and ability to compete, including information with regard to Volt’s products and services, business plans, competitive profile and strategy. Accordingly, you agree that, during your employment and engagement as a consultant by Volt during the Term of Employment and the Consulting Term and for twelve (12) months following termination of your acting as a consultant to Volt during the Consulting Term, for any reason and under any circumstance, you will not become an employee or consultant for, otherwise perform any work with or for, or provide services in any capacity to any Competitor.

7.

INVENTIONS. As between you and Volt, all discoveries, ideas, creations, inventions and properties (collectively called “Discoveries”) written or oral which are created, developed, invented or used by you during your Term of Employment or the Consulting Term, whether or not created, conceived, discovered and/or developed by you during regular working hours; or which are created, developed, invented, or used by Volt, whether or not in connection with your employment by Volt will be the sole and absolute property of Volt for any and all purposes whatsoever, in perpetuity. You will not have, and will not claim to have, any right, title or interest of any kind of nature whatsoever in or to any such Discoveries. This Paragraph 7 shall not apply to any discovery for which no equipment, supplies, facility or trade secret information of Volt or any customer of Volt was used and which was developed entirely on your own time, and which does not relate to the business of Volt or to Volt’s or any customer’s actual or demonstrably anticipated research or development; or which does not result from any work performed for Volt or its customers. You further agree that during the Term of Employment and the Consulting Term, all discoveries being developed by you shall be identified to Volt. Upon request by Volt, you will disclose any such discovery to Volt (by a full and clear description) for the purpose of determining Volt’s rights therein.

8.

INJUNCTION. You acknowledge and agree that any breach of your covenants with respect Paragraphs 4, 5, 6 and 7 would cause Volt irreparable harm for which monetary damages are inadequate compensation, and that Volt shall therefore be entitled, without the necessity of posting bond, to seek and obtain injunctive relief in any court of competent jurisdiction to enforce such covenants and to prevent any actual or threatened breach of such covenants. The remedy provided by this subsection shall be in addition to any other remedies provided at law, in equity or by this Agreement.

9.

SEVERABILITY. You and Volt desire and intend for the provisions of this Agreement to be enforced to the fullest extent permissible under the laws and public policy applied in each jurisdiction in which enforcement may be sought. In the event that one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in Paragraphs 4, 5, 6 or 7 hereof is held to be excessively broad as to scope, duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable.

10.

RETURN OF PROPERTY. The original and all copies of all software, files, records, drawings, specifications and other documents of any nature whatsoever, whether prepared by you or otherwise coming into your possession while employed by Volt, are and shall remain the exclusive property of Volt and may not be used except as required in the course of employment by Volt. On termination of your employment, and regardless of the reason for termination, you will immediately return to Volt any and all Company property and all other material which you were given or had access to during the Term of Employment except that the Company may permit you to maintain selected software, files, records, drawings, specifications and other documents during the consulting period to enable you to perform consulting services and, in such event, on termination of the consulting period, and regardless of the reason for termination, you will immediately return to Volt any and all Company property and all other material which you were given or had access to during the consulting period.

11.

AGREEMENT TO ARBITRATE DISPUTES. Any dispute, controversy or claim arising out of, involving, affecting or related to this Agreement, or breach of this Agreement, or arising out of, involving, affecting or related in any way to your employment or consulting or the conditions of your employment or consulting or the termination of your employment or consulting, including but not limited to disputes, controversies or claims arising out of or related to the actions of Volt’s other employees or consultants, under Federal, State and/or local laws, shall be resolved by binding arbitration in accordance with the applicable rules of the American Arbitration Association in the city and state of New York. The arbitrator shall be entitled to award reasonable attorneys’ fees and costs to the prevailing party. The award shall be in writing, signed by the arbitrator, and shall provide the reasons for the award. Judgment upon the arbitrator’s award may be filed in and enforced by any court having jurisdiction. This Agreement to Arbitrate Disputes does not prevent you from filing a charge or claim with any governmental administrative agency as permitted by applicable law. Notwithstanding the foregoing, nothing contained in this Paragraph 11 shall bar Volt from seeking and obtaining injunctive relief in accordance with Paragraph 8 hereof pending the final determination of the arbitration proceedings hereunder.

12.	WAIVER OF JURY TRIAL. You and Volt each hereby agree to waive our respective right to trial by jury in any lawsuit or cause of action between you and Volt and/or Volt’s other employees.

13.

RELEASE. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, except for Volt’s obligations set forth in this Agreement and any stock option contracts to which you are a party, you hereby release and forever discharge Volt, its parent, subsidiaries and affiliates, and all of their directors, officers, agents, employees, successors and assigns, from any and all claims, actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, and demands whatsoever, of any and every kind, nature and character, in law, equity or admiralty, whether known or unknown, which you, your heirs, legal representative, successors or assigns may now have, have ever had, or hereafter can, shall, or may have against Volt and/or any affiliated or related companies or divisions and/or any of their respective officers, directors, agents, employees, successors and assigns, which have transpired prior to the date of execution of this Release, including, but not limited to, those which arise in whole or in part from your employment relationship with Volt, the termination of that relationship, and/or any other employment-related dealings of any kind between you on the one hand, and Volt and/or any officer, director, agent or employee of Volt, on the other, including , but not limited to, any and all claims, rights, demands, and causes of action for stress, personal injuries and property damage of all kinds, negligence, intentional tort, injury to reputation, tort, tortious course of conduct, tortious breach of contract, tortious interference with a contract, breach of any employment contract or employment agreement, wrongful discharge, breach of the implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, harassment and retaliation, fraud or misrepresentation, defamation, failure to pay wages, commissions, bonuses, incentives, benefits, vacation, severance or other compensation of any sort, discrimination on the basis of race, color, creed, age, national origin, religion, sex, actual or perceived sexual orientation, sexual harassment, handicap or marital status, and or any other status or condition, and/or violation of any and all laws, statutes, executive orders, ordinances, rules or regulations whether state, federal or local, and all claims for monetary and equitable relief, and any and all other claims which arise in whole or in part from your employment relationship with Volt and/or the termination of that relationship, which includes but is not limited to, ERISA, the American’s with Disabilities Act, the Age Discrimination in Employment Act as amended (ADEA), the Older Workers’ Benefit Protection Act, Title VII of the Civil Rights Act, the Fair Labor Standards Act, or other similar and/or applicable state, federal, or local law(s), statutes, regulation(s), ordinance(s) or rule(s) (collectively “Claims”). This release is for any relief, no matter how denominated, including but not limited to back pay, front pay, compensatory damages, punitive damages, or damages for pain and suffering and attorney’s fees and damages.

14.

ACKNOWLEDGEMENTS. You acknowledge that Volt’s obligations to you under this Agreement exceed any payment or benefit to which you might otherwise be entitled pursuant to any policy, plan, practice or procedure of Volt, or pursuant to any prior contract or agreement with Volt. You also acknowledge that among the claims against Volt that you are waiving are all of your rights and claims under the Age Discrimination in Employment Act of 1987, and your understanding that you are not waiving any rights or claims that arise after the date you sign this Agreement. You further acknowledge that the decisions regarding your resignation as Chief Financial Officer, your continued employment as Senior Vice President, the termination of such employment, your engagement as a consultant, the termination of such engagement and the remuneration to which you are entitled in connection with such continued employment and engagement were all made prior to the signing of this Agreement, and that you are specifically signing this Agreement to release any and all claims in connection with, among other things, such decisions.

15.

CONFIDENTIALITY OF THIS AGREEMENT. You agree not to publicize or disclose or cause or knowingly permit or authorize the publicizing or disclosure of the contents of this Agreement, including the Release contained in Paragraph 13 hereof, or of the basis of any claims or allegations which were or could have been made against Volt or any of their officers, directors, agents or employees which concern or are within the scope of this Release to any person, firm, organization or entity of any and every type, public or private, for any reason, at any time, and that you will use Your best efforts to prevent any future publicity or disclosure. You are permitted, however, to make confidential disclosures, as required, to your accountant, attorney, banker, governmental taxing authorities, and to your immediate family. To the extent you do divulge the terms of this Agreement to those permitted under this Paragraph, you will advise them that they must not further divulge the terms of this Agreement.

16.

TIME TO CONSIDER TERMS. You acknowledge that you have been afforded up to twenty-one (21) days to consider the terms of this Agreement and the release contained in Paragraph 13 hereof, and are hereby advised by Volt, in writing, to discuss the terms of this Release with your attorney and other professional persons unrelated to Volt prior to signing this Agreement. You also acknowledge that you will have seven (7) days from the date you sign this Agreement to revoke the Release and this Agreement by notifying the undersigned representative of Volt, in writing. Notwithstanding any other provision of this Agreement, this Agreement shall not become effective and you shall not be entitled to receive any proceeds hereunder (except current salary) prior to the expiration of seven (7) day revocation period.

17.

NO ADMISSION OF LIABILITY. Volt’s offer to you of this Agreement, and the payments and benefits set forth herein is not intended to constitute, and shall not be construed as, an admission of liability to you or of any improper conduct on the part of Volt, all of which Volt specifically denies.

18.

REPRESENTATION. You represent and warrant that no oral or written contract, agreement or other impediment exists which would inhibit, impair or prohibit your performance of the employment or consulting services provided for herein, and that you will not enter into any such agreement which would inhibit, impair or prohibit your ability to perform the services contemplated by this Agreement.

19.

ASSIGNMENT. This Agreement may be assigned by Volt to an Affiliate, as that term is used in the Securities Act or to any purchaser of that segment of Volt to which you are assigned and in that event, Volt shall continue to guarantee performance of its obligations to you under this Agreement. This Agreement may not be assigned by you.

20.

DEDUCTIONS. All payments required to be made hereunder will be subject to such deductions by Volt, as Volt is from time to time required to make pursuant to law, government regulations or order or by agreement with or without your consent. Such payments may be made by check or checks of Volt or any of its parents, subsidiaries or affiliates as Volt may, from time to time, find proper and appropriate.

21.

FURTHER INSTRUMENTS. You will execute and deliver all such other further instruments and documents as may be necessary, in the opinion of Volt, to carry out the purposes of this Agreement or to confirm, assign or convey to Volt the discoveries, ideas, inventions, or properties referred to in this Agreement, including the execution of all patent, copyright, trademark or trade name applications and assignments.

22.	WAIVER OF BREACH. Waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such other party.

23.	NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail or telegram as follows:

As to you:	James J. Groberg, at the address set forth on page 1. With copy to Neil Groberg 508 Woodhill Road Cheshire CT 06410
As to Company:	Vo'lt Information Sciences, Inc. 560 Lexington Avenue New York, NY 10022 Attn: President
With Copy To:	Volt Information Sciences, Inc. P.O. Box 1630 New York, New York 10164-0716 Attn: General Counsel

or any such other address as either party hereto may designate by notice given in accordance with this Agreement.

24.

APPLICABLE LAW. This Agreement is to be governed by and construed in accordance with the internal laws of the State of New York (other than such New York laws as would defer to the substantive law of another jurisdiction).

25.

ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties as to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, oral or written between the parties. You represent that in signing this Agreement you have not relied on any representation, promise or statement not set forth herein. This Agreement may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Notwithstanding the foregoing, Volt may change the benefit plans as described in Paragraph 1 hereof, from time to time, in its sole discretion.

If you agree with the foregoing, please sign your name on both copies of this Agreement and return the original to me. The enclosed copy is for your records.

Very truly yours,

VOLT INFORMATION SCIENCES, INC.
Read and Agreed to:
BY:
Steven A. Shaw President	James J. Groberg
Attest: Howard B. Weinreich Assistant Secretary	Witness to James J. Groberg